Free Writing Prospectus
Filed on May 5, 2009 Pursuant to Rule 433
Registration No. 333-133770-07
Volkswagen Auto Lease Trust 2009-A

Pxg Details $1.75Bln VWALT 09-A(Autos) TALF ELIGIBLE

Lead Mgrs: JPM/BAC Co-mgrs: Citi/DB/RBS/SG	**ALL POT**

CL	Size	WAL	M/S	PWIN	LGL	BENCH Px	%	Coup	$
A-1	$373.000	0.29	P-1/A-1+	06/09-12/09	5/17/10	IL + 35	1.45205	1.45205	100.00
A-2	489.000	0.99	Aaa/AAA	12/09-10/10	7/15/11	EDSF + 185	2.888	2.87	99.99921
A-3	774.000	1.91	Aaa/AAA	10/10-08/11	4/16/12	EDSF + 200	3.4370	3.41	99.99508
A-4	114.000	2.32	Aaa/AAA	08/11-09/11	3/17/14	Swaps + 300	4.643	4.59	99.98080

PRICING SPEED:	75%ABS CURVE OPTIONAL (Pxd to maturity) CLEAN-UP CALL: 10%
DISCOUNT RATE:	9%	ERISA ELIGIBLE?:	Yes. ALL NOTES ARE FIXED RATE.
TALF ELIGIBLE?	Yes	HAIRCUTS:	A2:10%, A3:11%, A4:12%
EXPECTED SETTLE:	TUES MAY 12
BILL & DELIVER:	JPMorgan
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.